EX 99.1
XPEL Reports Record Revenue of $71.9 Million in First Quarter 2022; Revenue Growth 38.6%; Gross Margin 38.6%

San Antonio, TX – May 10, 2022– XPEL, Inc. (Nasdaq: XPEL) a global provider of protective films and coatings, today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights:

•Revenues increased 38.6% to a record $71.9 million in the first quarter.

•Gross margin percentage improved to 38.6% in the first quarter, a new high for the Company.

•Net income grew 14.0% to $7.8 million, or $0.28 per share, compared to $6.8 million, or $0.25 per share, in the same quarter of 2021.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 29.6% to $11.9 million, or 16.5% of revenues compared to $9.2 million in first quarter 2021.1

•Adjusting for costs associated with the Company’s Dealer Conference, which did not occur in 2021 due to COVID-19, EBITDA would have grown 38.2% to $12.7 million or 17.6% of revenues and net income would have grown 23.2% to $8.4 million, or $0.30 per share.

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We delivered a strong first quarter to begin 2022, despite on-going challenges with new car inventory in the US and impacts from COVID-related lockdowns in China. We have taken actions to navigate a unique set of circumstances where we're seeing strong retail demand with simultaneous new car inventory constraints. Despite this unusual environment, we believe we are well-positioned to deliver solid results in coming quarters.”

For the Quarter Ended March 31, 2022:

Revenues. Revenues increased approximately $20.0 million or 38.6% to $71.9 million as compared to $51.9 million in the first quarter of the prior year.

Gross Margin. Gross margin was 38.6% compared to 35.3% in the first quarter of 2021.

Expenses. Operating expenses increased to $17.7 million, or 24.6% of sales, compared to $9.7 million or 18.8% of sales in the prior year period.

Net income. Net income was $7.8 million, or $0.28 per basic and diluted share versus net income of $6.8 million, or $0.25 per basic and diluted share in the first quarter of 2021.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $11.9 million, or 16.5% of sales, as compared to $9.2 million, or 17.7% of sales in the prior year1.

1 See reconciliation of non-GAAP financial measures below

Conference Call Information

The Company will host a conference call and webcast today, May 10, 2022 at 11:00 a.m. Eastern Time to discuss the Company’s first quarter 2022 results.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 545-0320 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0002. Callers should use access code: 822049.

A replay of the teleconference will be available until June 9, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 45329.

About XPEL, Inc.
XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: xpel@imsinvestorrelations.com

XPEL, INC.

Condensed Consolidated Statements of Income (Unaudited)

	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Revenue
Product revenue	$58,097,446	$44,931,353
Service revenue	13,766,321	6,934,761
Total revenue	71,863,767	51,866,114

Cost of Sales
Cost of product sales	38,193,987	31,546,547
Cost of service	5,953,347	2,033,136
Total cost of sales	44,147,334	33,579,683
Gross Margin	27,716,433	18,286,431

Operating Expenses
Sales and marketing	6,311,220	3,387,830
General and administrative	11,369,291	6,351,491
Total operating expenses	17,680,511	9,739,321

Operating Income	10,035,922	8,547,110

Interest expense	219,726	52,719
Foreign currency exchange loss	5,126	35,612

Income before income taxes	9,811,070	8,458,779
Income tax expense	2,007,938	1,611,720
Net income	7,803,132	6,847,059

Earnings per share
Basic	$0.28	$0.25
Diluted	$0.28	$0.25
Weighted Average Number of Common Shares
Basic	27,612,597	27,612,597
Diluted	27,612,597	27,612,597

XPEL, INC.

Condensed Consolidated Balance Sheets

	(Unaudited)	(Audited)
	March 31, 2022	December 31, 2021
Assets
Current
Cash and cash equivalents	$10,595,557	$9,644,248
Accounts receivable, net	15,178,627	13,159,036
Inventory, net	74,486,843	51,936,164
Prepaid expenses and other current assets	3,749,690	3,671,657
Income tax receivable	—	617,141
Total current assets	104,010,717	79,028,246
Property and equipment, net	11,364,205	9,898,126
Right-of-use lease assets	14,443,369	12,909,607
Intangible assets, net	31,977,505	32,732,771
Other non-current assets	851,431	790,339
Goodwill	25,614,110	25,655,428
Total assets	$188,261,337	$161,014,517
Liabilities
Current
Current portion of notes payable	$351,674	$375,413
Current portion lease liabilities	3,732,825	2,977,794
Accounts payable and accrued liabilities	42,357,330	32,914,615
Income tax payable	656,090	—
Total current liabilities	47,097,919	36,267,822
Deferred tax liability, net	2,702,639	2,748,283
Other long-term liabilities	2,429,332	2,630,486
Borrowings on line of credit	33,000,000	25,000,000
Non-current portion of lease liabilities	10,790,979	9,830,128
Non-current portion of notes payable	—	75,717
Total liabilities	96,020,869	76,552,436
Commitments and Contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	10,651,532	10,581,483
Accumulated other comprehensive loss	(685,240)	(590,446)
Retained earnings	82,246,563	74,443,431
Total stockholders’ equity	92,240,468	84,462,081
Total liabilities and stockholders’ equity	$188,261,337	$161,014,517

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

	EBITDA Reconciliation (Unaudited)
	Three Months Ended March 31,
	2022	2021
Net Income	7,803,132	6,847,059
Interest	219,726	52,719
Taxes	2,007,938	1,611,720
Depreciation	756,344	383,090
Amortization	$1,076,466	$262,606
EBITDA	$11,863,606	$9,157,194